Filed Pursuant to Rule 433

Registration No. 333-192513

**PRICING DETAILS**         Santander Drive Auto    (SDART) 2014-3

$1.25 Billion Santander Drive Auto Receivables Trust 2014-3

Joint Lead/Books: Wells Fargo Securities        (str), JP Morgan

Co-Managers: BAML, Barclays, RBC, Santander

CLS	SIZE(MM$)	WAL	S&P/MDY	LglFNL	BENCH	SPREAD	YIELD	PRICE	COUPON
A1	256.250	0.21	A-1+/P-1	06/15	YLD	N/A	0.250%	100.00000	0.25%
A2A	225.750	0.91	AAA/Aaa	08/17	EDSF	+ 28	0.548	99.99335	0.54
A2B	168.000	0.91	AAA/Aaa	08/17	1mL	+ 28	N/A	100.00000	1mL+28
A3	140.400	1.76	AAA/Aaa	07/18	EDSF	+ 32	0.812	99.99890	0.81
B	154.400	2.32	AA /Aa1	05/19	ISwps	+ 75	1.463	99.98052	1.45
C	191.175	3.09	A /A2	08/20	ISwps	+110	2.146	99.98072	2.13
D	114.025	3.87	BBB+/Baa2	08/20	ISwps	+130	2.669	99.98430	2.65
E	73.525	3.99	BB /Ba2	(Retained/Not offered)

Pricing Speed: 1.50ABS 10% Clean-Up Call

Expected Settle: 6/18/14	First Pay: 7/15/14
Registration: Public (A1-D)	Denoms (A1-D): 1k x 1k
ERISA: Yes (A1-D)	B&D: Wells Fargo
Ticker: SDART 2014-3

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